Kennedy Lewis Capital Company

DISTRIBUTION AND SERVICING PLAN

This Distribution and Servicing Plan (the “Plan”) has been adopted in conformity with Rule 12b‑1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), by Kennedy Lewis Capital Company, a Delaware statutory trust (the “Company”), with respect to its classes of common shares of beneficial interest (each, a “Class”) listed on Appendix A, as amended from time to time, subject to the terms and conditions set forth herein.

1.
Distribution Fee and Shareholder Servicing Fee

The Company may pay to Sanctuary Securities, Inc. (the “Managing Dealer”), in its capacity as principal underwriter of the Company’s common shares of beneficial interest (“Shares”), and any affiliated or unaffiliated investment brokers and/or dealers, plan administrators, other financial intermediaries and other entities providing services to the Company with respect to and at the expense of each Class listed on Appendix A, a fee for (i) distribution and sales support services (the “Distribution Fee”), as applicable, and/or (ii) shareholder services (the “Servicing Fee”), and each as more fully described below (together, the “Shareholder Servicing and/or Distribution Fee”), such fee to be paid at the rate per annum of the aggregate net asset value (“NAV”) as of the beginning of the first calendar day of each applicable month of the Class specified with respect to such Class under the column “Shareholder Servicing and/or Distribution Fee” on Appendix A. The Distribution Fee under the Plan will be used primarily to compensate the Managing Dealer for such services provided in connection with the offering and sale of shares of the applicable Class, and to reimburse the Managing Dealer for related expenses incurred, including payments by the Managing Dealer to compensate or reimburse brokers, other financial institutions or other industry professionals (collectively, “Selling Agents”), for distribution services and sales support services provided and related expenses incurred by such Selling Agents. Payments of the Distribution Fee on behalf of a particular Class must be in consideration of services rendered for or on behalf of such Class. However, joint distribution or sales support financing with respect to the shares of the Class (which financing may also involve other investment portfolios or companies that are affiliated persons of such a person, or affiliated persons of the Managing Dealer) are permitted in accordance with applicable law. Payments of the Servicing Fee will be used to compensate the Managing Dealer for personal services and/or the maintenance of shareholder accounts services provided to shareholders in the related Class and to reimburse the Managing Dealer for related expenses incurred, including payments by the Managing Dealer to compensate or reimburse brokers, dealers, other financial institutions or other industry professionals that are furnishing such services. Payments of the Shareholder Servicing and/or Distribution Fee may be made without regard to expenses actually incurred. In addition to the payment of the Shareholder Servicing and/or Distribution Fees set forth on Appendix A hereto, the Company may pay for (i) certain due diligence expenses and other platform fees and expenses related to the potential offering of Shares on a Selling Agent platform, (ii) expenses incurred in connection with the printing and mailing of prospectuses to other than current shareholders and the printing and mailing of sales literature, and (iii) any expenses incurred related to one or more third parties that provide, track, monitor and/or maintain databases, subscriptions, and customer relationship management services in respect of the potential offering of Shares on a Selling Agent platform.

2.
Calculation and Payment of Fees

The amount of the Shareholder Servicing and/or Distribution Fee payable with respect to each Class listed on Appendix A will be calculated at the rate per annum of the aggregate NAV as of the beginning of the first calendar day of each applicable month, payable monthly in arrears, at the applicable annual rates indicated on Appendix A. The Shareholder Servicing and/or Distribution Fee will be calculated and paid separately for each Class.

3.
Approval of Plan

The Plan will become effective, as to any Class (including any Class not currently listed on Appendix A), upon its approval by (a) a majority of the Board of Trustees, including a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (“Qualified Trustees”), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan (or as may otherwise be permitted by applicable law and regulations or by orders of the Securities and Exchange Commission), and (b) if the Plan is adopted for a Class after any public offering of shares of the Class or the sale of shares of the Class to persons who are not affiliated persons of the Company, affiliated persons of such persons, promoters of the Company, or affiliated persons of such promoters, a majority of the outstanding voting securities (as defined in the 1940 Act) of such Class.

4.
Continuance of the Plan

The Plan will continue in effect with respect to a Class for one year from the date of execution, and from year to year thereafter indefinitely so long as such continuance is specifically approved at least annually by the Company’s Board of Trustees in the manner described in Section 3(a) above.

5.
Implementation

All agreements with any person relating to implementation of this Plan with respect to any Class shall be in writing, and any agreement related to this Plan with respect to any Class shall provide: (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by a majority vote of the outstanding voting securities of the relevant Class, on not more than 60 days’ written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment (as defined under the 1940 Act).

6.
Termination

This Plan may be terminated at any time with respect to the shares of any Class by vote of a majority of the Qualified Trustees, or by a majority vote of the outstanding voting securities of the relevant Class.

7.
Amendments

The Plan may not be amended with respect to any Class so as to increase materially the amount of the Shareholder Servicing and/or Distribution Fee with respect to such Class without approval in the manner described in Section 3(a) above and by a majority vote of the outstanding voting securities of the relevant Class. All material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 3(a) above.

8.
Written Reports

While the Plan is in effect, the Company’s Board of Trustees will receive, and the Trustees will review, at least quarterly, written reports complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

9.
Preservation of Materials

The Company will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 8 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

APPENDIX A TO DISTRIBUTION AND SERVICING PLAN

KENNEDY LEWIS CAPITAL COMPANY

Class of Common Shares of Beneficial Interest	Shareholder Servicing and/or Distribution Fee
Class S Shares	0.85% shareholder servicing and/or distribution fee
Class D Shares	0.25% shareholder servicing and/or distribution fee
Class I Shares	N/A